EXHIBIT 5

[LETTERHEAD OF VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.]

June 15, 2005

The Board of Directors

Aftermarket Technology Corp.

1400 Opus Place, Suite 600

Downers Grove, IL 60515

Re:                             Registration Statement on Form S-8

Dear Sirs:

We have served as counsel to Aftermarket Technology Corp., a Delaware corporation (the “Company”), in reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to $6,920,000 in Deferred Compensation Obligations to be issued under The Executive Nonqualified Excess Plan of Aftermarket Technology Corp. and the Adoption Agreement executed by the Company in connection therewith (together, the “Plan”).

In connection with our representation of the Company, we have examined such corporate records, other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Legally Issued and Binding Obligation

Based upon the foregoing and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Deferred Compensation Obligations being registered pursuant to the Registration Statement, when issued in accordance with the terms of the Plan, will be legally issued and binding obligations of the Company in accordance with their terms, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting any rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

EXHIBIT 5

Compliance with ERISA

The Plan document states that the Plan was established to permit eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan.  The Plan is unfunded and states that it is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.  For the purpose of this opinion, we have assumed that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

By its express terms, the Plan potentially results in a deferral of income by employees for a period extending to the termination of covered employment or beyond.  Accordingly, the Plan is an “employee pension benefit plan” described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  However, as a Plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, the Plan is subject to parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA.

The Plan is not designated or operated with the purpose of satisfying the requirements for tax qualification under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA.  Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title I of ERISA.

Based upon the foregoing and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

This opinion letter is issued as of the date hereof and is limited to the laws now in effect, and in all respects is subject to and may be limited by future legislation, as well as by future case law.  We assume no responsibility to keep this opinion current or to supplement it to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

We hereby consent to the filing of this opinion and the use of the name of our firm therein as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Vedder, Price, Kaufman & Kammholz,
P.C.